Exhibit 10.21

Vontier Employment Services LLC

c/o 5420 Wade Park Blvd

Raleigh, NC 27607

June 15, 2020

Katie Rowen

Dear Katie:

I am delighted to offer you employment with Vontier Employment Services LLC (the “Company”). The Company is a newly created subsidiary of Fortive Corporation (“Fortive”). As you know, Fortive has announced that it will separate into two publicly traded companies. Upon this separation, the Company will become part of a newly created transportation technologies and franchise distribution business, Vontier Corporation (“Vontier”). Current Fortive operating companies in transportation technologies and franchise distribution will be organized under Vontier. This is a very exciting time, and we are confident that your background and experience will allow you to make major contributions.

As we discussed, your position would be Senior Vice President and General Counsel, based in Raleigh, NC, reporting to Mark Morelli, Chief Executive Officer, subject to periodic review.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be: To be mutually agreed. (the “Start Date”).

Base Salary: Your base salary will be paid at the annual rate of $450,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices. As an executive officer of Vontier, your compensation will be determined by the Board and Compensation Committee of Vontier, which will establish its own pay philosophy and determine its own peer group for benchmarking purposes after the separation.

Incentive Compensation: You are eligible to participate in the Fortive Incentive Compensation Plan (“ICP”) with a target bonus of 60% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. At the time Vontier adopts its own incentive compensation plan, your incentive compensation will no longer be governed by the Fortive ICP and will be governed by the terms of the incentive compensation plan adopted by Vontier. Your target bonus under such plan shall remain at the same level. Your ICP under the Fortive plan and the Vontier plan will be pro-rated for any partial year of eligibility.

Benefits: You will be eligible to participate in any employee benefit plans that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in the Fortive 401(k) retirement plan subject to the applicable plan documents or any 401(k) retirement plan adopted by the Company subject to the applicable plan documents. Vontier may adopt its own health, insurance and retirement benefits plans.

Vacation: You will be eligible for four (4) weeks of vacation annually, which will be accrued at a rate of 6.15 hours per pay period. In all other respects, your vacation benefits will be subject to Company policy.

Equity Compensation:

Special One Time Equity Award : A recommendation will be made to the Board or the Compensation Committee or their designee (as applicable) of Fortive or Vontier to grant you a one-time special equity award with a target value of $400,000.00. The grant will be made during the next scheduled quarterly grant when such grants are made.

Annual Equity Award: A recommendation will be made to the Board or the Compensation Committee (as applicable) of Fortive or Vontier to grant you an equity award as part of its’s annual equity compensation program at its February 2021 meeting. The target award value of this annual grant for 2021 would be $600,000.00.

Any Fortive or Vontier annual equity awards vest 20% on each of the first 5 anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in either Fortive’s or Vontier’s applicable stock incentive plan and in the particular form of award agreement required to be signed with respect to each award. The target award value of any grant(s) will be split evenly between stock options and RSUs and will be converted into a specific number of options and RSUs based on the standard methodology used by Fortive as of the date of the grant. The Company (and Fortive) cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Equity awards are reevaluated during the annual equity process each February.

Upon the Separation, Vontier will preserve the value of your Fortive Equity awards immediately prior to separation in a manner to be determined based on the nature of the method of separation.

EDIP Program: You will continue to participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Upon the separation, NewCo will adopt its own non-qualified executive deferred income plan.

Relocation: The Company is pleased to provide relocation benefits through CapRelo, our third party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, we will have our CapRelo representative contact you to explain the services, assistance and benefits provided under the Relocation Policy for Fortive Corporation and its Affiliates, coordinate your relocation coverage and answer any questions that you may have.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned upon your execution and return of the following documents no later than the date stated in the acknowledgment below:

•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein.

•	Relocation Repayment Agreement

We anticipate that you will make a very strong contribution to the success of the Company and Vontier and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

If there is anything we can do, please do not hesitate to contact me at 336-547-5740.

Sincerely yours,

/s/ Andrew Nash

Andrew Nash

Senior Vice President, Human Resources

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than Friday, June 26, 2020.

Signature /s/ Kathryn K. Rowen

Date: 6-17-20